UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ASA Gold and Precious Metals Limited

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March 2024 ASA Gold & Precious Metals Fund Managed by Merk Investments Since April 2019 (*) Established 1958 (*) Peter Maletis started managing ASA on April 1, 2019. On April 12, 2019, ASA shareholders approved Merk Investments as ASA’s investment manager. On April 1, 2022, Jamie Holman joined the ASA portfolio management team at Merk Investments.

Executive Summary 2 ▪ ASA : Proven Value for Long - Term Investors : ▪ Deep expertise in gold and precious metals markets ▪ Bespoke investment access ▪ Strong governance ▪ Outperformance ▪ Board believes that Saba could be potentially detrimental to ASA : ▪ Saba’s toolbox does not work for ASA ▪ Saba lacks expertise ▪ Saba’s self - serving motives ▪ Saba harms long - term shareholders ▪ Support ASA’s current Board to continue leading ASA ▪ Board always has best interests of all shareholders in mind, welcomes ideas from all shareholders ▪ If a strong majority of shareholders want specific changes for ASA, the Board will listen ▪ Support all proposals including all directors on the WHITE card ▪ Do not vote using Saba’s gold proxy card

Merk Overview 3 ▪ Merk Investments is a boutique investment advisory firm with specific expertise in gold markets . ▪ Headquartered in Menlo Park, California and, as of January 31 , 2024 , holds over $ 1 . 1 bn in assets under management . ▪ Long - term relationships with custodians, administrators, brokers, as well as top accounting, legal, and compliance firms . Merk Mission Statement Helping our clients achieve superior risk - adjusted portfolio performance is Merk’s mission . Through a robust investment process, we aim to deliver truly uncorrelated returns using alternative strategies that seek optimal profit potential within tailored investment objectives .

Fund Management 4 Axel Merk – Chief Investment Officer Axel Merk is the President and Chief Investment Officer of Merk Investments, and manager of the Merk Funds . He holds a B . A . in Economics ( magna cum laude) and a M . Sc . in Computer Science from Brown University . Axel founded Merk Investments in Switzerland in 1994 ; in 2001 , he relocated the business to California . He has grown Merk Investments into an investment advisory firm offering investment funds and advisory services on liquid global markets, including domestic and international equities, fixed income, commodities, and currencies . Peter Maletis – Portfolio Manager Peter Maletis is Vice President of Gold & Precious Metals Research at Merk Investments ; he is portfolio manager of ASA Gold & Precious Metals where he also serves as President . Peter gained experience as an Analyst at Franklin Templeton Investments from 2010 until early 2019 . Prior to that, he worked at Marathon Resource Investments ; the Cypress Funds ; and Banc of America Securities LLC . Peter holds an MBA from the University of Southern California Marshall School of Business, as well as a B . A . in Economics from Connecticut College . Jamie Holman, CFA – Portfolio Manager Jamie Holman serves as Vice President of Merk and portfolio manager of the ASA fund . Prior to joining Merk he spent 10 years as the sole analyst on the Invesco Gold & Special Minerals Fund . In addition, Jamie worked at Royal Gold, a publicly listed precious metal finance company . Jamie spent time in academia where he focused on research valuing mineral properties as they progress from pre - discovery to production and identifying possible market inefficiencies for investment opportunities . Jamie holds a B . A . in Geography from the University of California, Santa Barbara and has a M . S . in Mineral and Energy Economics from Colorado School of Mines and is a Chartered Financial Analyst ® (CFA) charter - holder . Our Industry Network: With a combined experience of over 65 years in the business, we have a deep network of industry participants, family offices, industry analysts, consultants and friends that assist in deal flow, due diligence and industry intel.

Merk Advantage 5 ▪ Extensive investing experience in the metals complex . ▪ Demonstrated investment principles in conjunction with a fund structure that allows investment across the capital structure in less liquid instruments . ▪ Trusted network of management teams, entrepreneurs, and industry experts enables us to execute our process confidently . ▪ A robust pipeline of deals and an investment criterion, which we believe improves our odds of success . ▪ Robust risk analysis at the portfolio level . Sector Experience Investment Principles Deal Pipeline Industry Network

Research and Investments 6 ASA Research and Investments Deep Fundament Analysis Diverse Industry Relationships and Deal Flow Regular Onsite Due Diligence Exclusive Focus on Metals & Mining Bespoke deals and deal structures

ASA Fund Attributes 7 ▪ Active Management, Deep Expertise: ▪ Our hands - on approach leverages decades of precious metals experience, fundamental research, and our team's macroeconomic understanding. ▪ Differentiated Exposure: ▪ We invest across the capital structure, source proprietary deals, and include private companies, offering access typically unavailable through open - end funds or ETFs. ▪ Focus on Quality Fundamentals: ▪ We prioritize management teams with strong alignment and a successful track record, coupled with important, globally significant geological assets. ▪ Beyond Benchmarks: ▪ Focusing on junior (*) precious metals companies provides a differentiated risk and opportunity profile. ASA has delivered, outperforming indices (as described on page 9 of this presentation) during markets favorable to the broader gold market while lagging during the Federal Reserve’s “higher for longer” environment as junior gold miners have periodic funding needs. ▪ Since April 2019 through January 2024, ASA has outperformed its benchmark. (*) Junior mining stocks are small, early - stage mining companies that are typically still in the exploration and development pha se and have yet to mine any resources.

Fund Performance 8 ▪ ASA outperformance since April 2019 ▪ XXASAXX: ASA’s NAV • GDMNTR: NYSE Arca Gold Miners Total Return Index • GDX: VanEck Gold Miners ETF • GDXJ: VanEck Junor Gold Miners ETF The NYSE Arca Gold Miners Index (Total Return) is a modified market capitalization weighted index comprised of publicly trade d companies involved primarily in the mining for gold and silver.. SRC: BBG

ASA Performance 9 Past performance is no guarantee of future results. Current performance may differ from that shown. The Company concentrates in the gold and precious minerals sector. This sector may be more volatile than other industries and may be affected by movements in commodity prices triggered by international monetary and political developments. The Company is a non - diversified fund and, as s uch, may invest in fewer investments. ASA Gold and Precious Metals Limited may invest in smaller - sized companies that may be more vol atile and less liquid than larger, more - established companies. Investments in foreign securities, especially those in the emerging mar kets, may involve increased risk as well as exposure to currency fluctuations. Shares of closed - end funds frequently trade at a discount t o their net asset value. Data as of January 31, 2024 Source: Bloomberg * The 5 - year return includes 2 months of the previous portfolio management team accounting for the under - performance. ** The 10 - year return has more than 5 years of the previous portfolio management team. * ** Please note 2020 for a period favorable to the gold market when ASA’s NAV and market price each returned over 60% net of expenses, significantly outperforming its benchmark, the NYSE Arca Gold Miners Index. In contrast, when the Federal Reserve started tightening rates, in the spring of 2022, followed by a commitment to remain “higher for longer” led to underperforman ce in 2022 and 2023.

Holdings as of January 31, 2024 ASA Investment Focus 10 Div : Diversified PGM: Platinum Group Metals

ASA Holdings 11 Holdings as of January 31, 2024

Actively Engaged Board

ASA MERK®

- **Deep Expertise:**
  - Board has expertise in precious metals, finance, fund oversight and fund regulation.
- **Active Oversight:**
  - The Board facilitated a transition from weekly to daily NAV pricing in 2019.
  - The Board transitioned to an external management team to move from high fixed costs to a lower, variable cost model given low fund assets and lackluster performance.
- **Cost Conscious:**
  - Despite a high-cost environment, the Board has managed to contain expenses, in part by transitioning to a more cost-effective external advisor structure in 2019.

Fiscal Year	2018	2019	2020	2021	2022	2023
Expense Ratio	1.35%	1.38%	1.02%	0.94%	1.00%	1.05%

  - ASA Board and Merk agreed on voluntary waiver of a portion of management fees on assets above US$300mm
- **Prioritizes Shareholder Interests:**
  - The Board consistently prioritizes the interests of ALL shareholders.
  - The Board is open to input from all shareholders.
- **Proactive Defense:**
  - When an an activist shareholder steadily acquiring common shares did not engage in a substantive dialogue with the Board despite repeated offers, the Board proactively implemented a rights plan to protect all shareholders against any shareholder (or group of shareholders) obtaining creeping control of ASA.

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ASA Board

William Donovan

Director since 2020

Mr. Donovan has extensive investment and asset management experience. Mr. Donovan served as President of United States Steel and Carnegie Pension Fund from 2011-2017, in which capacity he researched and implemented investment decisions for defined benefit and defined contribution plan assets. Prior to that, Mr. Donovan held various senior investment positions with the same pension fund, including as Vice President of Investments from 2001-2011, and Industry Group Manager and Investment Analyst from 1994-2001. Mr. Donovan was also a Manager at Marathon Oil Company from 1992-1994.

Bruce Hansen

Director since 2014

Mr. Hansen has extensive mining company and finance experience. Mr. Hansen served as Chief Executive Officer of General Moly, Inc., a U.S.-based molybdenum mining company located in Lakewood, Colorado, from 2007 until 2020. Prior to that, Mr. Hansen served in various senior executive positions at Newmont Mining Corporation, including as Senior Vice President, Operations Services and Development from 2005-2007 and Senior Vice President and Chief Financial Officer at Newmont from 1999 to 2005. Mr. Hansen is also an independent director of Energy Fuels, Inc., a uranium and vanadium production company, and a director of New Moly LLC, a private molybdenum development company.

Mary Joan Hoene (Chair)

Director since 2014

Ms. Hoene has extensive legal, compliance, regulatory and management experience in the securities and investment management industry. She served as Counsel in the Corporate Department of Carter Ledyard & Milburn LLP from 2010-2021, having previously served as Partner from 1999-2004. She served as Senior Vice President & Independent Chief Compliance Officer for Columbia Funds, Liberty All-Star Funds, Galaxy Funds, BACAP Registered Hedge Fund and Columbia Multi-Strategy Hedge Fund (Bank of America Corporation) in Boston, MA from 2004-2007. Ms. Hoene has held senior positions at the U.S. Securities and Exchange Commission and several large financial services companies. She also led the legal development of the first exchange traded gold securities product from 2002-2004.

Axel Merk

Director since 2022

Axel Merk has extensive investment and asset management experience. Mr. Merk is the President and Chief Investment Officer of Merk Investments (since 1994). He holds a B.A. in Economics (magna cum laude) and a M.Sc in Computer Science from Brown University.

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ASA Discount 14 ▪ Fund Discounts Common in Vast Majority of Closed - End Funds ▪ Fund shares trade in the stock market separate and apart from fund NAV. ▪ Many factors contribute to a fund’s discount. ▪ Any investor who does not like a discount from NAV has the option of not buying shares of a closed - end fund. ▪ It is not the duty of closed - end fund boards, nor of the adviser, to lower discounts. ▪ If there were a fiduciary duty to eliminate the discount, closed - end funds would not exist ▪ Board believes that Saba has a track record of taking over closed - end funds and changing their investment strategies to suit its investment approach, using the false excuse of the fund manager and board not taking actions to lower the discount. ▪ ASA’s Investment Objective & Strategy Do Not Say Anything About Discount ▪ Board is not obligated by law, charter and bye - laws to take action on the discount. ▪ Tender offers might reduce the discount short - term, but also reduces assets, making the fund less competitive. ▪ Transitioning to an open - end structure would require significant legal and related work and costs, including substantially changing the investment strategy. Given ASA’s unique nature as a foreign - domiciled investment company operating as a registered investment company in the U.S. pursuant to an SEC exemptive order, open - ending may not be possible.

ASA Discount 15 ▪ Liquidation to “Close the Discount” ▪ If shareholders want ASA to be liquidated, the current Board should oversee the process given the unique considerations for ASA. ▪ Liquidation of ASA needs to consider the substantial holdings in relatively illiquid securities. Liquidation may take an extended period and may include in - kind liquidating distributions. ▪ Taxable investors should consider the tax consequences, notably if they have not made a Qualified Electing Fund (QEF) election. ▪ Investment Strategy Instead of Corporate Action ▪ Buying a closed - end fund when the discount is significant, to later sell it when the discount is smaller, is a common strategy for some investors, without the need for corporate action. ▪ ASA’s share price is more volatile than that of many closed - end funds due to the volatility of the underlying investments. Instead of “capturing the discount” through expensive corporate action, investors could simply wait for a significant market move.

ASA Discount 16 ▪ Practices in Place: ▪ Board monitors the discount and will take action should discounts become extreme and reflect broad shareholder dissatisfaction ▪ Daily NAV publication introduced in April 2019 ▪ Monthly fact sheets listing all holdings ▪ Implementing a consistent investment process ▪ Actively communicating the investment process, including via webinars ▪ Ad campaigns to increase awareness 4/1/2019 – 12/31/223 Src : BBG, Merk

Saba’s Toolbox 17 In our assessment, Saba’s thesis could be potentially detrimental to ASA for the following reasons: ▪ Tender Offers ▪ Tender offers could trigger a forced sale of illiquid assets . With a large portion of illiquid assets, a tender offer announcement might put pressure on fund holdings, harming shareholder value. ▪ Tender offers spread fixed costs to remaining investors . Returning capital shrinks the asset base, but fixed costs remain. This increases costs per asset, potentially risking the fund's long - term viability. ▪ High Dividends ▪ High dividends don't guarantee discount elimination. Frequent, high dividend payments may not significantly (or not at all) reduce the discount on a stock's price. ▪ High dividends can create tax disadvantages . For investors in taxable accounts without a QEF election, abnormally high dividends from a PFIC (Passive Foreign Investment Company) like ASA can lead to greater tax burdens. (*) ▪ Leverage ▪ Adding leverage to return capital increases risk, which may not be in shareholders' best interests given ASA's existing high volatility. ▪ Open - End Conversion ▪ Because ASA operates under an SEC exemptive order granted pursuant to § 7(d) of the Investment Company Act (the '40 Act), the Board feels there's a strong possibility that the SEC wouldn't be receptive to an open - end conversion; in any case, even if the path was open, the process would likely be extremely time - consuming and involve substantial costs. (*) Not tax advice. Investors are encouraged to seek their own tax advice.

Saba 18 In our assessment, Saba should not manage ASA for the following reasons: ▪ No precious metals expertise ▪ No experience overseeing a Bermuda based fund operating in US ▪ As previously noted, ASA operates under an SEC exemptive order granted pursuant to § 7(d) of the ‘40 Act. There are numerous unique requirements and considerations in managing ASA. Without in - depth knowledge of these, overseeing ASA would likely get very expensive for shareholders given the extensive consultation of counsel that would be required ▪ Not only can this lack of knowledge be expensive for regular oversight, if Saba were to replace the entire Board (as it is seeking to do), vital institutional knowledge would be lost and expensive to replace. ▪ Saba’s Motivation ▪ In its proxy filing, Saba states it might want to change the fund’s fundamental investment policy. Saba also states it might become adviser itself. These statements are consistent with Saba’s past behavior and our concerns about the impact on ASA’s other shareholders. ▪ It is in this context that shareholders are encouraged to speak up and voice whether they want ASA to continue focusing on the precious metals sector.

Saba 19 Your Board believes that Saba’s strategies could be potentially costly for the following reasons: ▪ Saba Capital's strategy burdens closed - end fund investors with costs, evidenced by their unilateral actions in fund management changes without prior engagement. ▪ Control over fund boards by Saba typically leads to only short - lived discount reductions. ▪ Saba exhibits short - term investment behavior, selling off stakes post - tender offers, thus concentrating fixed costs on fewer shareholders and pursuing potentially destabilizing leverage tactics. ▪ Saba pursues leverage to facilitate distributions, see excerpt from March 2021 press release at Templeton Global Income Fund (“GIM”), Saba controlled board:  ASA’s Board does not believe that Saba’s past actions are consistent with ASA shareholders' interests.

Saba Example: PPR 20 ▪ Saba takeover Voya Prime Rate Trust (PPR) now BRW ▪ Saba reduced stake in 2021 by 72%, down 88% by end of 2023 Published Saba holdings Q2 2014 – Jan 2024 Source: BBG Jan 2019 – Jan 2024. Source: BBG

Saba Example: GIM 21 ▪ Saba takeover of Templeton Global Income Fund (GIM) now SABA: ▪ In Q4 2023 alone, Saba’s fund holding (green in chart below) declines by 71% Jan 2021 – Jan 2024. Source: BBG Published Saba holdings 2014 – Jan 2024 Source: BBG

Conflicts & Lack of Expertise 22 ▪ Conflicts of Interest ▪ All of Saba's proposed directors already have a relationship with Saba, which ASA’s board believes jeopardizes their independence and raises concerns about prioritizing Saba's gains over the interests of ALL shareholders. ▪ Lack of Diversity of Experience ▪ The nominees possess only finance backgrounds, and Saba’s director slate does not include any lawyers, engineers, geologists, or similarly experienced executives. ▪ No Mining Knowledge ▪ ASA’s Board believes that Saba’s director nominees lack experience in the mining sector, which the Board believes is crucial for understanding ASA's unique investments to enable directors to make informed decisions.

Proposals 23 ▪ The election of four directors to the Company’s Board of Directors. ▪ The ratification and approval of the appointment of Tait, Weller & Baker LLP as the Company’s independent auditors for the fiscal year ending November 30, 2024, and the authorization of the Nominating, Audit and Ethics Committee of the Board of Directors to set the independent auditors’ remuneration. ▪ A proposal to increase the shareholder vote required to change the Company’s fundamental investment policies. ▪ A proposal to increase the Company’s authorized share capital.

Contact Merk Investments LLC 1150 Chestnut Street Menlo Park, CA 94025 asa@merkinvestments.com www.merkinvestments.com (650) 323 - 4341 24

Important Information & Disclosures Forward - Looking Statements pertaining to ASA Gold & Precious Metals Ltd . (the "Company") This presentation includes forward - looking statements within the meaning of U . S . federal securities laws . The Company’s actual performance or results may differ from its beliefs, expectations, estimates, goals and projections, and consequently, investors should not rely on these forward - looking statements as predictions of future events . Forward - looking statements are not historical in nature and generally can be identified by words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “should,” “may,” “will,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, goals or intentions . The absence of these words or references does not mean that the statements are not forward - looking . The Company’s performance or results can fluctuate from month to month depending on a variety of factors, a number of which are beyond the Company’s control and/or are difficult to predict, including without limitation : the Company’s investment decisions, the performance of the securities in its investment portfolio, economic, political, market and financial factors, and the prices of gold, platinum and other precious minerals that may fluctuate substantially over short periods of time . The Company may or may not revise, correct or update the forward - looking statements as a result of new information, future events or otherwise . The Company concentrates its investments in the gold and precious minerals sector . This sector may be more volatile than other industries and may be affected by movements in commodity prices triggered by international monetary and political developments . The Company is a non - diversified fund and, as such, may invest in fewer investments than that of a diversified portfolio . The Company may invest in smaller - sized companies that may be more volatile and less liquid than larger more established companies . Investments in foreign securities, especially those in the emerging markets, may involve increased risk as well as exposure to currency fluctuations . Shares of closed - end funds frequently trade at a discount to net asset value . All performance information reflects past performance and is presented on a total return basis . Past performance is no guarantee of future results . Current performance may differ from the performance shown . This presentation does not constitute an offer to sell or solicitation of an offer to buy any securities . 25